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EXHIBIT 21.1

Kitty Hawk Charters, Inc., a Texas corporation

Kitty Hawk Aircargo, Inc., a Texas corporation

Aircraft Leasing, Inc., a Texas corporation

Skyfreighters Corporation, a Texas corporation